Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report in this Registration Statement on Form SB-2 pertaining to 23,687,000 shares of Franklin Towers Enterprises, Inc. common stock of our report dated February 20, 2007 on the financial statements of Franklin Towers Enterprises, Inc. for the period February 23, 2006 (inception) to December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Wolinetz, Lafazan & Company, P.C.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
December 21, 2007